Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SMART Global Holdings Announces CEO Transition

NEWARK, CA – November 7, 2017 – SMART Global Holdings, Inc. (“SMART”, “SGH” or the “Company”) (NASDAQ: SGH), parent company of SMART Modular Technologies, Inc., today announced that Iain MacKenzie, SMART’s long-time Chief Executive Officer, has decided to transition to a revised role during the 2018 calendar year. Mr. MacKenzie will remain a member of SGH’s board of directors following the transition. It is anticipated that a search for a new CEO will commence in the near future. Mr. MacKenzie will remain in his current CEO position until the new CEO is in place and expects to be available to assist the new CEO with the transition.

In addition, effective immediately, Ajay Shah, Chairman of the Board of SGH, will increase his responsibilities and assume the role of Executive Chairman assisting SGH to further develop and execute its strategic initiatives.

“We are very thankful to have Iain continuing in his role until a search is completed and appreciate his commitment to stay on our board beyond that”, said Mr. Shah.

“After more than 20 years of service at SMART, including 12 years as CEO, I feel that the time is right to look forward to the next stage of my career, spend more time with my family and pursue other interests”, said Mr. MacKenzie. “I am excited to continue to be engaged as a director and a resource to the next CEO of this great company. SMART has an excellent team in place and is well positioned to make great strides forward in the coming years. It has been an honor to work with the fantastic people at SMART and to help the company achieve so much success. I look forward to working closely with SMART in a different role in the years to come.”

About SMART Global Holdings

The SMART family of companies are global leaders in specialty memory, storage and hybrid solutions serving the electronics industry with standard and custom products for over 25 years. SMART delivers components, modules and solutions to a broad customer base, including OEMs in computing, networking, communications, storage, mobile and industrial markets. Customers rely on SMART as a strategic supplier with custom designs, product quality, technical support, a global footprint, and the ability to provide locally manufactured memory products in multiple geographies. See www.smartgh.com, www.smartm.com, www.smarth.com or www.smartsscs.com for more information.

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Investor Contact:
Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
(510) 360-8596
ir@smartm.com

39870 Eureka Drive • Newark, CA 94560 • Tel: 510-623-1231 • FAX: 510-623-1434